(Letterhead of Leonard W. Burningham, Esq.)


August 18, 2004


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re:     Consent to be named in the S-8 Registration Statement of Wizzard
Software Corporation, a Colorado corporation (the "Registrant"), SEC File No. 000-33381, to be filed on or about August 4, 2004, covering the registration and issuance of 200,000 shares of common stock to participants in the Company's 2004 Stock Option Plan

Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as Exhibit No. 23.1 thereto.

                                   Sincerely yours,

                                   /s/ Leonard W. Burningham

                                   Leonard W. Burningham

cc:    Wizzard Software Corporation